Exhibit 5-1
                                                                -----------



                    Ballard Spahr Andrews & Ingersoll
                            1735 Market Street
                         Philadelphia, PA  19103









                                                May 25, 1994



PECO Energy Company
2301 Market Street
Philadelphia, PA 19103

          Re:  $350,000,000 of Preferred Securities
               of PECO Energy Capital, L.P.
               ------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to you (the "Company") in connection with the proposed issuance from time to time by PECO Energy Capital, L.P., a Delaware limited partnership ("PECO Energy Capital"), of $350,000,000 stated liquidation preference of Cumulative Monthly Income Preferred Securities (the "Preferred Securities"), representing limited partner interests, and the execution and delivery by the Company of one or more Payment and Guaranty Agreements (the "Guarantees") and the issuance of one or more series of Subordinated Debentures (the "Subordinated Debentures") in connection therewith and the registration of the Preferred Securities, the Guarantees and the Subordinated Debentures under the Securities Act of 1933, as amended. The Subordinated Debentures will be issued under an Indenture (the "Indenture") between the Company and Meridian Trust Company, as trustee.

          The opinions expressed below are based on the following assumptions:

               (a)  The Registration Statement filed by the
Company and PECO Energy Capital with the Securities and Exchange
Commission with respect to the Preferred Securities, the Guarantees and the Subordinated Debentures (the "Registration
Statement") will become effective;

               (b) The proposed transactions are carried out on the basis set forth in the Registration Statement and in

PECO Energy Company
May 25, 1994
Page 2


conformity with the authorizations, approvals, consents or exemptions under the securities laws of various states and other jurisdictions of the United States;

               (c)  Prior to issuance of any series of Preferred
Securities:

                    (i)  the general partner of PECO Energy
     Capital will authorize the issuance of, and determine the terms of, such series of Preferred Securities;

                   (ii)  the Indenture will have been executed
     and delivered by the Company and the Board of Directors of the Company or a committee thereof will have authorized the issuance of, and established the terms of, the series of the Subordinated Debentures related to such series of Preferred Securities;

                  (iii) the Guarantee related to such series of Preferred Securities will be executed and delivered by the Company in accordance with appropriate resolutions of the Board of Directors of the Company or a committee thereof; and

               (d) The Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

          Based on the foregoing, we are of the opinion that:

          1. When properly executed, authenticated, delivered and paid for as provided in the Indenture, the Subordinated
Debentures will be legally issued, valid and binding obligations of the Company.

          2. When executed and delivered by the Company, the Guarantees will be valid and binding obligations of the Company.

          We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus and under the heading "United States Taxation" in the Prospective Supplement included in the Registration Statement.

                                   Very truly yours,

                                   BALLARD SPAHR ANDREWS & INGERSOLL